Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cass Information Systems, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Cass Information Systems, Inc. of our reports dated March 9, 2007, with respect to the consolidated balance sheets of Cass Information Systems, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, cash flows, and shareholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Cass Information Systems, Inc.

As of December 31, 2006, the Company adopted Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

/s/ KPMG LLP

St. Louis, Missouri

May 31, 2007